UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021

Aveanna Healthcare Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40362	81-4717209
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Interstate North Parkway SE

Atlanta, Georgia 30339

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (770) 441-1580

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Common Stock, par value $0.01 per share	AVAH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 27, 2021, Aveanna Healthcare Senior Services LLC, a Delaware limited liability company (“Buyer”) and indirect wholly owned subsidiary of Aveanna Healthcare Holdings, Inc., a Delaware corporation (“Aveanna”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Comfort Care Home Health Services, LLC, an Alabama limited liability company (“Comfort Care Home Health”), Comfort Care Hospice, L.L.C., an Alabama limited liability company (“Comfort Care Hospice”), Premier Medical Housecall, LLC, an Alabama limited liability company (“Premier Medical Housecall,” and together with Comfort Care Home Health and Comfort Care Hospice, the “Companies”), certain of the Companies’ respective subsidiaries, the sellers party thereto (“Sellers”) and Sellers’ representative.

Pursuant to the Purchase Agreement, at the closing of the transactions contemplated thereby (the “Closing”), Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the issued and outstanding membership interests in each of the Companies (the “Membership Interests” and consummation of such purchase and sale at Closing, the “Transaction”). At Closing, Buyer will pay to Sellers aggregate consideration of $345.0 million in cash for the Membership Interests, subject to a customary purchase price adjustment mechanism providing for a normalized level of working capital and that the Companies, together with their respective subsidiaries, be free of cash and debt at Closing.

Consummation of the Transaction is subject to customary conditions, including the absence of legal restraints and the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Clearance”). Each party’s obligation to consummate the Transaction is also subject to the accuracy of the representations and warranties of the other parties (subject to certain exceptions) and the performance in all material respects of the other parties’ respective covenants under the Purchase Agreement. Consummation of the Transaction is not subject to a financing condition.

The Purchase Agreement contains certain customary termination rights for both Buyer, on the one hand, and Sellers, on the other hand.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Purchase Agreement is filed with this Current Report on Form 8-K to provide security holders with information regarding its terms. It is not intended to provide any other factual information about Aveanna, Buyer, Seller, the Companies or any of the other parties to the Purchase Agreement. The representations, warranties and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Aveanna, Buyer, Seller, the Companies or any of the other parties to the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Aveanna’s public disclosures, except to the extent required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Membership Interest Purchase Agreement, dated September 27, 2021, by and among Aveanna Healthcare Senior Services LLC, Comfort Care Home Health Services, LLC, Comfort Care Hospice, L.L.C., Premier Medical Housecall, LLC and the other parties thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*

Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Aveanna will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEANNA HEALTHCARE HOLDINGS INC.

Date: October 1, 2021	By:	/s/ Tony Strange
Name: Tony Strange
Title: Chief Executive Officer